EXECUTION COPY

AMENDMENT NO. 7 TO RECEIVABLES PURCHASE AGREEMENT

This AMENDMENT NO. 7 TO RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of September 9, 2008 is among GEHL FUNDING II, LLC, a Delaware limited liability company (the “Seller”), GEHL COMPANY, a Wisconsin corporation, as the Servicer (the “Servicer”), JPMORGAN CHASE BANK, N.A., as the sole financial institution (the “Financial Institution”), PARK AVENUE RECEIVABLES COMPANY, LLC (together with the Financial Institution, the “Purchasers”) and JPMORGAN CHASE BANK, N.A., as agent (the “Agent”) for the Purchasers.

W I T N E S S E T H:

WHEREAS, the Seller, the Servicer, the Purchasers and the Agent are parties to that certain Receivables Purchase Agreement, dated as of March 15, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the parties hereto have agreed to amend the Agreement on the terms and conditions set forth below;

NOW THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

2.           Amendments to the Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 5 below, the Agreement is hereby amended as follows:

(a)           Section 5.1 of the Agreement is hereby amended to add the following clause (z) immediately following clause (y) thereof:

(z)           Remittances of Collections. Each remittance of Collections by the Seller to any Purchaser or the Agent (each a “Transferee”) under this Agreement will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and such Transferee and (ii) made in the ordinary course of business or financial affairs of the Seller and such Transferee.

(b)           Section 9.1(h) of the Agreement is hereby amended and restated in its entirety as follows:

(h)           As at the end of any month,

(i)           the average Pool Delinquency Ratio, with respect to the three months then most recently ended, shall exceed 2.50%,

(ii)           the average Serviced Delinquency Ratio, with respect to the three months then most recently ended, shall exceed 3.00%,

(iii)           the average Loss Ratio, in respect of the Pool Receivables for the three months then most recently ended, shall exceed (x) 8% if measured for a period ending before December 31, 2008, or (y) 9.5% if measured for a period ending on or after December 31, 2008,

(iv)           the average Loss Ratio, in respect of all Receivables for the three months then most recently ended, shall exceed (x) 8% if measured for a period ending before December 31, 2008, or (y) 9.5% if measured for a period ending on or after December 31, 2008, or

(v)           the Excess Spread as of such month end shall be less than zero.

(b)           The following new Section 10.4 is hereby added immediately following Section 10.3 of the Agreement:

Section 10.4           Accounting Based Consolidation Event. (a) If an Accounting Based Consolidation Event shall at any time occur then, upon demand by the Agent, Seller shall pay to the Agent, for the benefit of the relevant Affected Entity, such amounts as such Affected Entity reasonably determines will compensate or reimburse such Affected Entity for any resulting (i) fee, expense or increased cost charged to, incurred or otherwise suffered by such Affected Entity, (ii) reduction in the rate of return on such Affected Entity's capital or reduction in the amount of any sum received or receivable by such Affected Entity or (iii) internal capital charge or other imputed cost determined by such Affected Entity to be allocable to Seller or the transactions contemplated in this Agreement in connection therewith. Amounts under this Section 10.4 may be demanded at any time without regard to the timing of issuance of any financial statement by Company or by any Affected Entity.

(b)           For purposes of this Section 10.4, the following terms shall have the following meanings:

“Accounting Based Consolidation Event" means the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of the Company that are subject to this Agreement or any other Transaction Document with all or any portion of the assets and liabilities of an Affected Entity. An Accounting Based Consolidation Event shall be deemed to occur on the date any Affected Entity shall acknowledge in writing that any such consolidation of the assets and liabilities of the Company shall occur.

“Affected Entity” means (i) any Financial Institution, (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to Company, (iii) any agent, administrator or manager of Company, or (iv) any bank holding company in respect of any of the foregoing.

(c)           The following new Section 12.4 is hereby added immediately following Section 12.3 of the Agreement:

Section 12.4  Federal Reserve  Notwithstanding any other provision of this Agreement to the contrary, any Financial Institution may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, any Purchaser Interest and any rights to payment of Capital and Yield) under this Agreement to secure obligations of such Financial Institution to a Federal Reserve Bank, without notice to or consent of the Seller or the Agent; provided that no such pledge or grant of a security interest shall release a Financial Institution from any of its obligations hereunder, or substitute any such pledgee or grantee for such Financial Institution as a party hereto.

(d)           The definition of “Enhancement Amount” set forth in Exhibit I to the Agreement is hereby amended and restated in its entirety as follows:

“Enhancement Amount” means, as of any date of determination, the greater of (i) $4,500,000 and (ii) the product of the Net Receivables Balance on such date and the greater of (A) (x) to but excluding September 30, 2008, 0.15 and (y) from and after September 30, 2008, 0.25, and (B) the product of (I) (w) to but excluding October 31, 2008, 3.00, (x) from and after October 31, 2008 to but excluding November 30, 2008, 3.75, (y) from and after November 30, 2008 to but excluding December 31, 2008, 4.00 and (z) from and after December 31, 2008, 5.00 and (II) the average Loss Ratio in respect of the Pool Receivables for the three month period preceding such date of determination.

(e)           The definition of “Excess Concentration Amount” set forth in Exhibit I to the Agreement is hereby amended as follows:

(i)           The definition of “Attachment Excess Amount” set forth therein is hereby amended to delete the reference to “5%” and to substitute “1%” therefor.

(ii)           The definition of “Extended Warranty Excess Amount” set forth therein is hereby amended to delete the reference to “10%” and to substitute “5%” therefor.

(iii)           The definition of “Rental Fleet Excess Amount” set forth therein is hereby amended to delete the reference to “35%” and to substitute “32.5%” therefor.

(f)           The definition of “Liquidity Termination Date” set forth in Exhibit I to the Agreement is hereby amended to delete the date “September 9, 2008” set forth therein and to substitute such date with the date “September 8, 2009”.

(g)           The definition of “Obligor Concentration Amount” set forth in Exhibit I to the Agreement is hereby amended to delete the reference to “5%” from the definition of “”H&E Special Concentration Percentage” therein and to substitute “3.5%” therefor.

(h)           Schedule A to the Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

3.           Representations and Warranties of the Seller. In order to induce the parties hereto to enter into this Amendment, the Seller represents and warrants that:

(a)           The representations and warranties of Seller set forth in Section 5.1 of the Agreement, as hereby amended, are true, correct and complete on the date hereof as if made on and as of the date hereof and there exists no Amortization Event or Potential Amortization Event on the date hereof, provided that in the case of any representation or warranty in Section 5.1 of the Agreement that expressly relates to facts in existence on an earlier date, the reaffirmation thereof under this Section 3(a) shall be made as of such earlier date.

(b)           The execution and delivery by the Seller of this Amendment has been duly authorized by proper corporate proceedings of the Seller and this Amendment, and the Agreement, as amended by this Amendment, constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors’ rights generally.

4.           Representations and Warranties of the Servicer. In order to induce the parties hereto to enter into this Amendment, the Servicer represents and warrants that:

(a)           The representations and warranties of the Servicer set forth in Section 5.2 of the Agreement, as hereby amended, are true, correct and complete on the date hereof as if made on and as of the date hereof and there exists no Amortization Event or Potential Amortization Event on the date hereof, provided that in the case of any representation or warranty in Section 5.2 of the Agreement that expressly relates to facts in existence on an earlier date, the reaffirmation thereof under this Section 4(a) shall be made as of such earlier date.

(b)           The execution and delivery by the Servicer of this Amendment has been duly authorized by proper corporate proceedings of the Servicer and this Amendment, and the Agreement, as amended by this Amendment, constitutes the legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors’ rights generally.

5.           Conditions Precedent. The amendments to the Agreement provided for hereunder shall become effective as of the date above first written upon (A) the Agent’s receipt of counterparts of (i) this Amendment executed by the Seller, the Servicer and each Purchaser and (ii) the Third Amended and Restated Fee Letter dated the date hereof executed by the Seller, the Agent, Park Avenue Receivables Company, LLC and J.P. Morgan Securities Inc. and (B) J.P. Morgan Securities Inc.’s receipt of all fees payable on the date hereof pursuant to the fee letter described in the foregoing clause (A)(ii).

6.           Ratification. The Agreement, as amended hereby, is hereby ratified, approved and confirmed in all respects, it being understood, however, that nothing in this Amendment shall be deemed to be a consent to any Change of Control, including, but not limited to, a Change of Control in connection with the acquisition of Gehl by Manitou BF SA or any affiliate thereof.

7            Reference to Agreement. From and after the effective date hereof, each reference in the Agreement to “this Agreement”, “hereof”, or “hereunder” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean the Agreement as amended by this Amendment.

8.           Costs and Expenses. The Seller agrees to pay all reasonable costs, fees and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys representing the Agent, which attorneys may be employees of the Agent) incurred by the Agent in connection with the preparation, execution and enforcement of this Amendment.

9            CHOICE OF LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

10.           Execution of Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

GEHL FUNDING II, LLC, as Seller
By:	/s/ James J. Monnat
Name: James J. Monnat
Title: Treasurer

GEHL COMPANY, as Servicer
By:	/s/ James J. Monnat
:	Name: James J. Monnat
Title Vice President and Treasurer

PARK AVENUE RECEIVABLES COMPANY, LLC

By:	JPMorgan Chase Bank, N.A., its attorney-in-fact
By:	/s/ Trisha Lesch
:	Name: Trisha Lesch
Title: Vice President

JP MORGAN CHASE BANK, N.A., as the sole Financial Institution and as Agent
By:	/s/ Trisha Lesch
Name: Trisha Lesch
Title: Vice President

Signature Page to
Amendment No. 7 to Receivables Purchase Agreement

Schedule A

Commitments

Financial Institution	Commitment
JPMorgan Chase Bank, N.A.	(x) To but excluding March 16, 2009, $165,000,000 and (y) from and after March 16, 2009, $150,000,000